Exhibit 99.1

PROFITLOGIC, INC.

SECOND AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN, AS

AMENDED

1.	PURPOSE

The purpose of this Second Amended and Restated 1999 Stock Incentive Plan, as amended (the “Plan”) is to advance the interests of ProfitLogic, Inc. (the “Company”) by enhancing the ability of the Company and its subsidiaries to attract and retain directors and employees, consultants or advisers who are in a position to make significant contributions to the success of the Company, to reward them for their contributions and to encourage them to take into account the long-term interests of the Company.

The Plan provides for the award of options to purchase shares of the Company’s common stock (“Stock”) and for awards of restricted and unrestricted stock, as more fully described below.

2.	ELIGIBILITY FOR AWARDS

Persons eligible to receive awards under the Plan shall be all directors of the Company (including directors who are not employees), all executive officers of the Company and its subsidiaries and such other employees, consultants and advisers who, in the opinion of the Board of Directors of the Company (the “Board”), are in a position to make a significant contribution to the success of the Company and its subsidiaries. (Incentive options (as defined in section 422 of the Internal Revenue Code of 1986 (as from time to time amended, the “Code”)) shall be granted only to “employees” as defined in the provisions of the Code or regulations thereunder applicable to incentive stock options.) A subsidiary for purposes of the Plan shall be a corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock. Persons selected for awards under the Plan are referred to herein as “Participants.”

3.	ADMINISTRATION

The Plan shall be administered by the Board. The Board shall have authority, not inconsistent with the express provisions of the Plan, (a) to grant awards consisting of options or restricted or unrestricted stock to such Participants as the Board may select; (b) to determine the time or times when awards shall be granted, the number of shares of Stock subject to each award and the type of each award; (c) to determine which options are, and which options are not, incentive options; (d) to determine the terms and conditions of each award; (e) to prescribe the form or forms of any instruments evidencing awards and any other instruments required under the Plan and to change such forms from time to time; (f) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (g) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan.

Such determinations of the Board shall be conclusive and shall bind all parties. Subject to Section 9 the Board shall also have the authority, both generally and in particular instances, to waive compliance by a Participant with any obligation to be performed by the Participant under an award, to waive any condition or provision of an award, and to amend or cancel any award (and if an award is canceled, to grant a new award on such terms as the Board shall specify) except that the Board may not take any action with respect to an outstanding award that would adversely affect the rights of the Participant under such award without such Participant’s consent. Nothing in the preceding sentence shall be construed as limiting the power of the Board to make adjustments required by Section 5(c) and Section 7(g).

The Board may, in its discretion, delegate some or all of its powers with respect to the Plan to a committee (the “Committee”), in which event all references in this Plan (as appropriate) to the Board shall be deemed to refer to the Committee. The Committee, if one is appointed, shall consist of at least two directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

4.	EFFECTIVE DATE AND TERM OF THE PLAN

The Plan shall become effective on the date on which it is approved by the stockholders of the Company. Grants of awards under the Plan may be made prior to that date (but contemporaneous with or after Board adoption of the Plan), subject to approval of the Plan by such stockholders.

No awards shall be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board, but awards previously granted may extend beyond that date.

5.	SHARES SUBJECT TO THE PLAN

(a)    Number of Shares. Subject to adjustment as provided in Section 5(c), the aggregate number of shares of Stock that may be delivered upon the exercise of awards granted under the Plan shall be 26,782,629. If any award granted under the Plan terminates without having been exercised in full, the number of shares of Stock as to which such award was not exercised shall be available for future grants within the limits set forth in this Section 5(a).

(b)    Shares to be Delivered. Shares delivered under the Plan shall be authorized but unissued Stock or, if the Board so decides in its sole discretion, previously issued Stock acquired by the Company and held in its treasury. No fractional shares of Stock shall be delivered under the Plan.

(c)    Changes in Stock. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital stock after the effective date of the Plan, the number and kind of shares of Stock subject to awards then outstanding or subsequently granted under the Plan, the exercise price of such awards, the maximum number of shares of Stock that may be delivered under the Plan, and other relevant provisions, shall be appropriately adjusted by the Board, whose determination shall be binding on all persons.

The Board may also adjust the number and kind of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration material changes in law or in accounting practices or principles, extraordinary dividends, consolidations or mergers (except those described in Section 7(g)), acquisitions or dispositions of stock or property or any other event if it is determined by the Board that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an incentive option, without the consent of the Participant, if it would constitute a modification, extension or renewal of the option within the meaning of section 424(h) of the Code.

6.	TYPES OF AWARDS

6.1	OPTIONS

(a)    Nature of Options. An option is an award entitling the recipient on exercise thereof to purchase Stock at a specified exercise price.

Options granted pursuant to the Plan may be incentive stock options as defined in section 422 of the Code (any option that is intended to qualify as an incentive stock option being referred to herein as an “incentive option”), or options that are not incentive options, or both. Options granted pursuant to the Plan shall be presumed to be non-incentive options unless expressly designated as incentive options by the Board at the time of grant. Incentive options shall be granted only to “employees” as defined in the provisions of the Code or regulations thereunder applicable to incentive stock options.

(b)    Exercise Price of Options. The exercise price of each option shall be determined by the Board but in the case of an incentive option shall not be less than 100% (110%, in the case of an incentive option granted to a ten-percent shareholder) of the fair market value of the Stock subject to the option at the time the option is granted; nor shall the exercise price be less, in the case of an original issue of authorized stock, than par value per share of the Stock. For this purpose, “fair market value” in the case of incentive options shall have the same meaning as it does in the provisions of the Code and the regulations thereunder applicable to incentive options; and “ten-percent shareholder” shall mean any Participant who at the time of grant owns directly, or by reason of the attribution rules set forth in section 424(d) of the Code is deemed to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its parent or subsidiary corporations.

(c)    Duration of Options. Options shall be exercisable during such period or periods as the Board may specify. The latest date on which an option may be exercised (the “Final Exercise Date”) shall be the date that is ten years (five years, in the case of an incentive option granted to a “ten-percent shareholder” as defined in (b) above) from the date the option was granted or such earlier date as the Board may specify at the time the option is granted.

(d)    Exercise of Options.

(1)	Options shall become exercisable at such time or times and upon such conditions as the Board shall specify. In the case of an option not immediately exercisable in full, the Board may at any time accelerate the time at which all or any part of the option may be exercised.

(2)	Options may be exercised only in writing. Written notice of exercise must be signed by the proper person and furnished to the Company, together with (i) such documents as the Board may require and (ii) payment in full as specified below in Section 6.1(e) for the number of shares for which the option is exercised.

(e)    Payment for and Delivery of Stock. Stock purchased upon exercise of an option under the Plan shall be paid for as follows:

(1)	in cash or by personal check, certified check, bank draft or money order payable to the order of the Company; or

(2)	if so permitted by the Board (which, in the case of an incentive option, shall specify the method of payment at the time of grant), (i) through the delivery of shares of Stock (which, in the case of Stock acquired from the Company, shall have been held for at least six months prior to delivery) having a fair market value on the last business day preceding the date of exercise equal to the purchase price, or (ii) by delivery of a promissory note of the Participant to the Company, such note to be payable on such terms as are specified by the Board, or (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by any combination of the permissible forms of payment; provided, that if the Stock delivered upon exercise of the option is an original issue of authorized Stock, at least so much of the exercise price as represents the par value of such Stock must be paid other than by a personal check or promissory note of the person exercising the option.

6.2	RESTRICTED AND UNRESTRICTED STOCK

(a)    Nature of Restricted Stock Award. A restricted stock award entitles the recipient to acquire, for a purchase price to be specified by the Board but in no event less than par value, shares of Stock subject to the restrictions described in paragraph (d) below (“Restricted Stock”).

(b)    Acceptance of Award. A Participant who is granted a Restricted Stock award will have no rights with respect to such award unless the Participant accepts the award by written instrument furnished to the Company at its principal office within thirty (30) days after grant, accompanied by payment in full of the specified purchase price, if any, of the shares covered by the award. Payment may be by certified or bank check or other instrument acceptable to the Board.

(c)    Rights as a Stockholder. A Participant who receives Restricted Stock will have all the rights of a stockholder with respect to the Stock, including voting and dividend rights, subject to the restrictions described in paragraph (d) below and any other conditions imposed by the Board at the time of grant. Unless the Board otherwise determines, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such shares are free of all restrictions under the Plan.

(d)    Restrictions. Except as otherwise specifically provided by the Plan, Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, and if the Participant ceases to be an employee for any reason, or if there is a termination for any reason of the consulting, service or similar relationship in respect of which a non-employee Participant was granted an award hereunder, must be offered to the Company for purchase for the amount of cash paid for the Stock, or forfeited to the Company if no cash was paid. These restrictions will lapse at such time or times, and on such conditions, as the Board may specify; provided, that on the date that the Participant ceases to be an employee for any reason, or on the date that there is a termination for any reason of the consulting, service or similar relationship in respect of which a non-employee Participant was granted an award hereunder, these restrictions shall cease to lapse. Upon lapse of all restrictions, the Stock will cease to be Restricted Stock. The Board may at any time accelerate the time at which the restrictions on all or any part of the shares will lapse.

(e)    Notice of Election. Any Participant making an election under section 83(b) of the Code with respect to Restricted Stock must provide a copy thereof to the Company within 10 days of the filing of such election with the Internal Revenue Service.

(f)    Options Settled with Restricted Stock. The Board may, at the time any option described in this Section 6 is granted, provide that any or all the Stock delivered upon exercise of the option will be Restricted Stock.

(g)    Unrestricted Stock. The Board may, in its sole discretion, approve the sale to any Participant of shares of Stock free of restrictions under the Plan for a price which is not less than the par value of the Stock.

7.	TERMS AND CONDITIONS OF AWARDS

(a)    Conditions on Delivery of Stock.

(1)	The delivery of Stock pursuant to the Plan shall occur at the Company’s principal office and shall be subject to compliance with (i) applicable federal and state laws and regulations, (ii) if the outstanding Stock is at the time listed on any stock exchange, the listing requirements of such exchange, and (iii) Company counsel’s approval of all other legal matters in connection with the issuance and delivery of such Stock. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

(2)	If at the time when any award is exercised the Company is a party to any agreement restricting the transfer of any outstanding shares of its Stock, the award may be exercised only if the Share so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement specified by the Board).

In addition, the Participant must agree, for himself and his heirs and Legal Representatives, that he will enter into any “lock-up” or similar agreements requested by the Company in connection with a public offering of the shares of the Company’s stock.

(3)	If an award is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the award has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the award.

(b)    Tax Withholding.

(1)	In the case of an option that is not an incentive option, or in the case of Restricted Stock, the Board shall have the right to require that the Participant remit to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements (or make other arrangements satisfactory to the Company with regard to such taxes) prior to the delivery of any Stock pursuant to the award. If permitted by the Board, either at the time of the grant of the award or the time of exercise, the Participant may elect, at such time and in such manner as the Board may prescribe, to satisfy such withholding obligation by (i) delivering to the Company Stock having a fair market value equal to such withholding obligation, or (ii) requesting that the Company withhold from the shares of Stock to be delivered upon the exercise (in the case of an option) a number of shares of Stock having a fair market value equal to such withholding obligation.

In the case of an incentive option, if the Board determines that under applicable law and regulations the Company could be liable for the withholding of any federal, state or local tax with respect to the exercise or a disposition of the Stock received upon exercise, the Board may require as a condition of exercise that the Participant exercising the option agree (i) to pay any withholding taxes due upon exercise in the same manner as described above for non-incentive options, (ii) to inform the Company promptly of any disposition (within the meaning of section 424(c) of the Code and the regulations thereunder) of Stock received upon exercise, and (iii) to give such security as the Board deems adequate to meet the potential liability of the Company for the withholding of tax upon such a disposition, and to augment such security from time to time in any amount reasonably deemed necessary by the Board to preserve the adequacy of such security.

(c)    Rights as Shareholder. A Participant shall not have the rights of a shareholder with regard to awards under the Plan except as to Stock actually received by the Participant under the Plan.

(d)    Nontransferability of Awards. Except as the Board may otherwise determine, no award may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime an award requiring exercise may be exercised only by the Participant.

(e)    Death. If a Participant dies, the following will apply:

(1)	Options. Each option held by the Participant immediately prior to death may be exercised, to the extent it was exercisable immediately prior to death, by the Participant’s executor or administrator or by the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, at any time within the one-year period (or such longer or shorter period as the Board may determine) beginning with the date of the Participant’s death but in no event beyond the Final Exercise Date.

(2)	Restricted Stock. Except as otherwise determined by the Board, all Restricted Stock held by the Participant must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be automatically transferred) in accordance with Section 6.2 above.

(f)    Termination of Service Other Than By Death. If a Participant’s employment with or other service to the Company and its subsidiaries terminates for any reason other than by death, the following will apply:

(1)

Options. All options held by the Participant that are not exercisable at the time of termination shall terminate. Options that are exercisable on the date employment or other service terminates shall continue to be exercisable for a period of 90 days (or such longer period as the Board may determine, but in no event beyond the Final Exercise Date). After completion of the post-termination exercise period, such options shall terminate to the extent not previously exercised, expired or terminated.

(2)	Restricted Stock. Except as otherwise determined by the Board, all Restricted Stock held by the Participant must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with Section 6.2 above.

For purposes of this Section 7(f), employment or other service shall not be considered terminated (i) in the case of sick leave or other bona fide leave of absence approved for purposes of the Plan by the Board, or (ii) in the case of a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which section 424(a) of the Code applies.

(g)    Mergers, etc. In the event of

(i) a consolidation or merger (other than a merger with a wholly owned subsidiary consummated for the sole purpose of changing the Company’s jurisdiction of incorporation) in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company’s outstanding stock by a single person or entity or by a group of persons and/or entities acting in concert, or

(ii) the sale or transfer of substantially all the Company’s assets,

all outstanding awards shall thereupon terminate, provided that all outstanding awards shall become fully vested and/or exercisable immediately prior to consummation of such merger, consolidation or sale of assets, unless

(A)	there is a surviving or acquiring corporation,

(B)	the Board has arranged, subject to consummation of the merger, consolidation or sale of assets, for the assumption of the awards or the grant to Participants of replacement awards by that corporation or an affiliate of that corporation, and

(C)	any replacement awards in the case of incentive options shall satisfy the requirements of section 424(a) of the Code,

in which case the vesting and/or exercisability of all outstanding awards shall be accelerated by one year. Upon a Change of Control (defined as a single transaction or a series of related transactions immediately after which the holders of outstanding voting securities of the Company immediately prior to such transaction or transactions cease to own, directly or indirectly, a number of shares representing greater than fifty percent (50%) of the voting power of all outstanding stock of the Company) not contemplated by (i) or (ii) above, the vesting and/or exercisability of all outstanding awards shall be accelerated by one year.

The Board may grant awards under the Plan in substitution for awards held by directors, employees, consultants or advisers of another corporation who concurrently become directors, employees, consultants or advisers of the Company or a subsidiary of the Company as the result of a merger or consolidation of that corporation with the Company or a subsidiary of the Company, or as the result of the acquisition by the Company or a subsidiary of the Company of property or stock of that corporation. The Company may direct that substitute awards be granted on such terms and conditions as the Board considers appropriate in the circumstances.

8.	EMPLOYMENT RIGHTS

Neither the adoption of the Plan nor the grant of awards shall confer upon any Participant any right to continue as an employee or director of, or consultant or adviser to, the Company or any parent or subsidiary or affect in any way the right of the Company or parent or subsidiary to terminate such Participant at any time. Except as specifically provided by the Board in any particular case, the loss of existing or potential profit in awards granted under this Plan shall not constitute an element of damages in the event of termination of an employment, service or similar relationship of a Participant even if the termination is in violation of an obligation of the Company to the Participant by contract or otherwise.

9.	EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT AND TERMINATION

Neither adoption of the Plan nor the grant of awards to a Participant shall affect the Company’s right to make awards to such Participant that are not subject to the Plan, to issue to such Participant Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to employees.

The Board may at any time discontinue granting awards under the Plan. With the consent of the Participant, the Board may at any time cancel an existing award in whole or in part and grant another award for such number of shares as the Board specifies. The Board may at any time or times amend the Plan or any outstanding award for the purpose of satisfying the requirements of section 422 of the Code or of any changes in applicable laws or regulations or for any other purpose that may at the time be permitted by law, or may at any time terminate the Plan as to further grants of awards, but no such amendment shall adversely affect the rights of any Participant (without the Participant’s consent) under any award previously granted.